                                                    Exhibit 99.1

Edgewell Personal Care Company 1350 Timberlake Manor Parkway St. Louis, MO 63017
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Third Quarter Fiscal 2017 Results and Updates Fiscal Year 2017 Financial Outlook

St. Louis - August 8, 2017 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its third fiscal quarter, which ended June 30, 2017.

Executive Summary

•
Net sales were $637.5 million in the third quarter of fiscal 2017, a decrease of 1.2% when compared to the prior year period on a reported basis, and down 0.6% on an organic basis. (Organic basis excludes sales growth from the Bulldog acquisition and the negative impact from currency.)

•	GAAP Diluted Earnings Per Share ("EPS") and Adjusted EPS grew to $0.95 and $1.11, respectively, for the third quarter, compared to $0.61 and $0.66, respectively, a year ago.

•	The Company is increasing its fiscal 2017 financial outlook for Adjusted EPS and lowering its outlook for organic net sales.

The Company reports and forecasts results on a GAAP and "Non-GAAP" basis, and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See "Non-GAAP Financial Measures" for a more detailed explanation, including definitions of various Non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

"We delivered strong profit performance in the third quarter, in what continues to be a very difficult market environment," said David Hatfield, Edgewell's Chief Executive Officer, President and Chairman of the Board.  "Although category weakness in the U.S. persists, and competitive intensity remains high, we delivered solid results in the quarter, driven by sales growth in International, market share gains in Wet Shave and Sun and Skin Care, both globally and in the U.S., and by good financial discipline." Mr. Hatfield continued, "Based on our performance in the quarter, we are increasing our full year outlook for Adjusted EPS, and we remain confident in our ability to deliver strong free cash flow while continuing to invest in future growth opportunities."

Fiscal 3Q 2017 Operating Results (Unaudited)
Net sales were $637.5 million in the quarter, a decrease of 1.2% when compared to the prior year quarter. Excluding a $4.0 million benefit from the Bulldog acquisition and a $7.9 million negative impact from currency, organic net sales decreased 0.6%, as growth in Sun and Skin Care was more than offset by declines in Feminine Care. Wet Shave was essentially flat versus the prior year on an organic basis.
Gross margin increased 230 basis points to 50.5%, driven by lower product costs due to operational efficiencies and lower commodity costs and favorable product mix, slightly offset by the impact of currency movements.
Advertising and sales promotion expense ("A&P") was $114.2 million, or 17.9% of net sales, a decrease from prior year A&P of $122.5 million, or 19.0% of net sales. The prior year included higher spending in support of new product innovation in Feminine Care and higher media and promotional campaigns for Wet Shave.
Selling, general and administrative expense ("SG&A") was $97.5 million, or 15.3% of net sales, as compared to $104.8 million, or 16.2% of net sales, in the prior year. Excluding prior year spin costs, SG&A as a percent of net sales decreased 50 basis points over the prior year, primarily related to lower share-based and other compensation expense, the timing of investments and project spending, as well as savings related to the Company's Zero Based Spending program.
The Company recorded pre-tax restructuring expense of $12.8 million compared to $5.8 million in the prior year quarter. The increase is primarily related to a non-cash charge for the disposition of real estate.
Other income, net was $1.6 million during the quarter as compared to an $8.2 million expense in the prior year, primarily reflecting a net benefit from foreign currency exchange contract gains and losses in the quarter, partially offset by revaluation of nonfunctional currency balance sheet exposures, as well as $3.2 million of interest expense related to settlements with tax authorities recorded in the prior year quarter.
Earnings before income taxes were $65.5 million during the quarter compared to $34.1 million in the third quarter of fiscal 2016. Adjusted operating income increased to $94.3 million in the quarter from $69.2 million in the prior year period and was primarily driven by higher gross margin and lower spending.
The effective tax rate for the first nine months of fiscal 2017 was 22.9% as compared to 19.0% in the prior year period.  The adjusted effective tax rate for the first nine months of fiscal 2017, excluding the tax associated with restructuring, was 23.9%, in line with the prior year adjusted rate of 23.8%.
Net earnings in the quarter were $54.9 million, as compared to $36.7 million in the third quarter of fiscal 2016. Adjusted net earnings in the quarter were $63.7 million, as compared to $39.2 million in the third quarter of fiscal 2016.
GAAP Diluted EPS was $0.95 in the quarter, as compared to $0.61 in the prior year quarter. Adjusted EPS for the quarter was $1.11, compared to $0.66 in the prior year quarter.
Net cash from operating activities was $119.4 million for the first nine months of fiscal 2017, as compared to $4.1 million during the same period during the prior year. The improvement reflects the $100.5 million of discretionary funding of certain international pension plans during the second quarter of fiscal 2016 and higher current period net earnings, partially offset by higher current year deferred compensation payments. In the first nine months of fiscal 2017, the Company completed share repurchases of approximately 1.3 million shares for $94.6 million.

Fiscal 3Q 2017 Operating Segment Results (Unaudited)
Following is a summary of third quarter results by segment. All comparisons are with the third quarter of fiscal year 2016.

Wet Shave (Men's Systems, Women's Systems, Disposables, Shave Preps)
Wet Shave net sales decreased $6.1 million, or 1.7%. Excluding the impact of currency movements, organic net sales were essentially flat versus the prior year, as higher volumes were offset by unfavorable price mix. Men's Systems volumes increased in both International and North America in the quarter due to the timing of promotional activities and new private label distribution in Europe. Disposables volumes improved primarily in North America behind innovation and distribution gains. Women's Systems volumes declined, reflecting weak category trends in the U.S. Wet Shave segment profit increased $14.3 million, or 31.4%, primarily due to improved gross margins driven by lower product and commodity costs, as well as improved product and cost mix. In addition, A&P spending was lower in the quarter on decreased media spend for Women's Systems and Disposables, partially offset by higher spend in Men's Systems.

Sun and Skin Care (Sun Care, Wipes, Gloves, Bulldog)
Sun and Skin Care net sales increased $9.8 million, or 6.5%. Excluding the Bulldog acquisition and the impact of currency movements, organic net sales increased $7.4 million, or 4.9%, driven by growth in both International and North America and in both the Banana Boat® and Hawaiian Tropic® brands. This was partially offset by a $2.6 million decline related to the Company's exiting of the private label Sun Care business. Growth in North America was primarily driven by lower returns and lower promotional spend compared to the prior year quarter. Growth in International was largely driven by category growth and new distribution. Sun and Skin Care segment profit increased $8.1 million, or 23.6%, driven primarily by lower returns, lower promotional spend and cost savings generated through restructuring programs.

Feminine Care (Tampons, Pads, Liners)
Feminine Care net sales decreased $10.7 million, or 11.0%, driven by volume declines related to Sport® branded pad distribution losses, increased competitive pressure, and category softness. Price mix was also unfavorable in the quarter in support of promotional programs behind innovation. This resulted in declines across Tampons, Pads and Liners. Feminine Care segment profit increased $0.2 million, or 2.7%, due to lower A&P and overhead spending, offset in part by lower volumes and unfavorable price mix. Product cost mix was essentially flat, as lower commodity costs and savings generated through restructuring programs helped to offset final transition costs related to the shift of manufacturing from Montreal to Dover, Delaware.

All Other (Infant Care, all other brands)
All Other net sales decreased $0.6 million, or 1.9%. Excluding the impact of currency movements, organic net sales decreased $0.4 million, or 1.3%. Growth in Diaper Genie® and Pet Care products was more than offset by declines in infant cups and bottles. All Other segment profit increased $0.6 million, or 9.8%.

Full Fiscal Year 2017 Financial Outlook
For fiscal 2017, reported net sales are now expected to be down approximately 1% to 2%, including an approximate 60 basis point increase from the acquisition of Bulldog, and negative foreign currency translation effects of approximately 60 basis points (based on spot exchange rates as of August 1, 2017). The Company is also revising its organic net sales outlook to be down 1% to 2% (previously flat) compared to the prior year, reflecting a lower sales outlook in Wet Shave and Feminine Care.
The Company's outlook for GAAP EPS for fiscal 2017 is in the range of $3.55 - $3.70, and the Company has increased its outlook for Adjusted EPS to $3.90 to $4.05 (previously $3.80 - $4.00). Adjusted operating income margin is now anticipated to expand by 50 to 70 basis points (previously 50 basis points). The effective tax rate for the fiscal year is now estimated to be in the range of 24% to 25% (previously 26% to 27%).
The Company anticipates that fiscal 2017 free cash flow will be approximately 100% of GAAP net earnings.
The full-year estimate for restructuring related costs is now $28 to $30 million (previously $25 to $28 million). Full year incremental restructuring savings are expected to be approximately $20 to $25 million in fiscal 2017, with an additional $20 to $25 million in fiscal 2018 and 2019 combined. The Company does not expect to incur material restructuring charges related to this project in fiscal 2018.
The Company's Zero Based Spending initiative is anticipated to drive $10 to $15 million in savings (net of implementation expense) in fiscal 2017, with an additional $25 to $30 million of savings expected in fiscal 2018.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. Eastern Time today. The call will focus on fiscal 2017 third quarter earnings and the outlook for fiscal 2017. All interested parties may access a live webcast of this conference call at www.edgewell.com, under "Investors," and "News and Events" tabs or by using the following link:

http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic® and Bulldog® sun and skin care products; Playtex® infant feeding, Diaper Genie® and gloves; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,000 employees worldwide.

# # #

Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"), this discussion also includes Non-GAAP measures. These Non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as spin costs, restructuring charges, the sale of the industrial business and amortization of intangibles. Reconciliations of Non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2017 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this Non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This Non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's Non-GAAP measures.

•
The Company analyzes its net revenue on an organic basis to better measure the comparability of results between periods. Organic net sales exclude the impact of changes in foreign currency and acquisitions. This information is provided because these fluctuations can distort the underlying change in net sales either positively or negatively.

•
Adjusted EBITDA is defined as earnings before income taxes, interest expense, net, depreciation and amortization and excludes items such as spin costs, restructuring charges and the sale of the industrial business.

•
Adjusted operating income is defined as earnings before income taxes, interest expense associated with debt, other income, net, and excludes items such as spin costs, restructuring charges and the sale of the industrial business.

•
Adjusted net earnings and adjusted earnings per share are defined as net earnings and diluted earnings per share excluding items such as spin costs, restructuring charges, the sale of the industrial business and the related tax effects of these items.

•
Adjusted effective tax rate is defined as the effective tax rate excluding items such as spin costs, restructuring charges, the sale of the industrial business and the related tax effects of these items from the income tax provision and earnings before income taxes.

•
Adjusted working capital is defined as receivables, less trade allowances in accrued liabilities, plus inventories, less accounts payable, and is calculated using an average of the trailing four-quarter end balances.

•	Free cash flow is defined as net cash from operating activities less net capital expenditures. Free cash flow conversion is defined as free cash flow as a percentage of net earnings.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause the Company's actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	The Company is subject to risks related to its international operations, such as global economic conditions and currency fluctuations, that could adversely affect its results of operations;

•	Competition within the Company's industries may hinder its ability to execute its business strategy, achieve profitability or maintain relationships with existing customers;

•	Loss of reputation of the Company's leading brands or failure of its marketing plans could have an adverse effect on its business;

•	The Company's manufacturing facilities, supply channels or other business operations may be subject to disruption from events beyond its control;

•	The Company's access to capital markets and borrowing capacity could be limited;

•	If the Company cannot continue to develop new products in a timely manner, and at favorable margins, it may not be able to compete effectively;

•	The Company has a substantial level of indebtedness and is subject to various covenants relating to such indebtedness, which could limit its discretion to operate and grow its business;

•	The Company faces risks arising from the restructuring of its operations and its ongoing efforts to achieve cost savings;

•	Loss of any of the Company's principal customers and emergence of new sales channels, such as e-Commerce, could significantly decrease its sales and profitability;

•	The Company may not be able to attract, retain and develop key personnel;

•	The Company may experience losses or be subject to increased funding obligations and expenses related to its pension plans;

•	The Company may not be able to continue to identify and complete strategic acquisitions and effectively integrate acquired companies to achieve desired financial benefits;

•
The Company's business involves the potential for product liability and other claims against it, which could affect its results of operations and financial condition and result in product recalls or withdrawals;

•	A failure of a key information technology system or a breach of the Company's information security could adversely impact its ability to conduct business;

•	The Company's business is subject to increasing regulation in the U.S. and abroad, including environmental laws and regulations, that may expose it to significant liabilities;

•	The resolution of the Company' tax contingencies may result in additional tax liabilities, which could adversely impact its cash flows and results of operations;

•
If the Company fails to adequately protect its intellectual property rights, competitors may manufacture and market similar products, which could adversely affect its market share and results of operations;

•	The Company's financial results could be negatively impacted by the United Kingdom's departure from the European Union; and

•	The Company faces risks related to the separation of its Household Products business, which may adversely affect its business.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but not exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K for the year ended September 30, 2016.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016

Net sales	$637.5	$645.1	$1,733.5	$1,751.4
Cost of products sold	315.4	333.9	873.8	901.6
Gross profit	322.1	311.2	859.7	849.8

Selling, general and administrative expense	97.5	104.8	295.2	304.9
Advertising and sales promotion expense	114.2	122.5	247.3	254.1
Research and development expense	16.4	17.5	50.2	50.2
Restructuring charges	12.5	5.8	24.9	29.3
Industrial sale charges	—	—	—	0.2
Interest expense associated with debt	17.6	18.3	52.3	53.8
Other (income) expense, net	(1.6)	8.2	(10.1)	1.2
Earnings before income taxes	65.5	34.1	199.9	156.1
Income tax provision (benefit)	10.6	(2.6)	45.8	29.6
Net earnings	$54.9	$36.7	$154.1	$126.5

Earnings per share:
Basic net earnings per share	$0.96	$0.62	$2.68	$2.13
Diluted net earnings per diluted share	0.95	0.61	2.67	2.11

Weighted-average shares outstanding:
Basic	57.2	59.1	57.4	59.4
Diluted	57.5	59.7	57.7	59.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

Assets	June 30, 2017	September 30, 2016
Current assets
Cash and cash equivalents	$454.9	$738.9
Trade receivables, net	312.9	260.7
Inventories	343.1	309.2
Other current assets	125.1	143.2
Total current assets	1,236.0	1,452.0
Property, plant and equipment, net	458.4	486.1
Goodwill	1,439.4	1,420.3
Other intangible assets, net	1,393.1	1,385.1
Other assets	28.9	28.0
Total assets	$4,555.8	$4,771.5

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$—	$281.8
Notes payable	17.7	18.5
Accounts payable	236.9	196.5
Other current liabilities	289.7	371.4
Total current liabilities	544.3	868.2
Long-term debt	1,580.1	1,544.2
Deferred income tax liabilities	254.8	255.3
Other liabilities	262.7	274.8
Total liabilities	2,641.9	2,942.5
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,625.2	1,642.5
Retained earnings	1,101.2	946.0
Treasury shares	(636.9)	(563.0)
Accumulated other comprehensive loss	(176.3)	(197.2)
Total shareholders' equity	1,913.9	1,829.0
Total liabilities and shareholders' equity	$4,555.8	$4,771.5

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Nine Months Ended June 30,
	2017	2016
Cash Flow from Operating Activities
Net earnings	$154.1	$126.5
Non-cash restructuring costs	6.4	2.2
Depreciation and amortization	70.3	69.2
Deferred compensation payments	(27.6)	(7.3)
Share-based compensation expense	16.6	20.0
International pension funding	—	(100.5)
Other, net	(12.2)	(18.9)
Changes in current assets and liabilities used in operations	(88.2)	(87.1)
Net cash from operating activities	119.4	4.1

Cash Flow from Investing Activities
Capital expenditures	(45.4)	(50.9)
Acquisitions, net of cash acquired	(34.0)	—
Proceeds from sale of assets	5.9	—
Net cash used by investing activities	(73.5)	(50.9)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	181.0	656.3
Cash payments on debt with original maturities greater than 90 days	(423.0)	(501.0)
Net increase (decrease) in debt with original maturities of 90 days or less	0.1	(15.5)
Common shares purchased	(94.6)	(114.5)
Other, net	1.9	(0.6)
Net cash (used by) from financing activities	(334.6)	24.7

Effect of exchange rate changes on cash	4.7	1.5

Net decrease in cash and cash equivalents	(284.0)	(20.6)
Cash and cash equivalents, beginning of period	738.9	712.1
Cash and cash equivalents, end of period	$454.9	$691.5

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 - Segments
The Company conducts its business in the following four segments: Wet Shave, Sun and Skin Care, Feminine Care and All Other. Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with restructuring initiatives, the sale of the industrial business and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
On October 31, 2016, the Company completed the acquisition of Bulldog Skincare Holdings Limited ("Bulldog"), a men's grooming and skincare products company based in the United Kingdom, for £27.8, or approximately $34.0, net of cash acquired. The acquisition created opportunities to expand Edgewell's personal care portfolio into a growing global category where it can leverage its international geographic footprint. The acquisition was financed through available foreign cash. The results of Bulldog for the post-acquisition period are included within the Company's results for the third quarter and first nine months of fiscal 2017, and all assets are included in the Company's Sun and Skin Care segment.
Segment net sales and profitability are presented below:

	Quarter Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
Net Sales
Wet Shave	$358.5	$364.6	$1,007.3	$1,034.3
Sun and Skin Care	161.1	151.3	369.3	337.3
Feminine Care	86.4	97.1	258.7	281.2
All Other	31.5	32.1	98.2	98.6
Total net sales	$637.5	$645.1	$1,733.5	$1,751.4

Segment Profit
Wet Shave	$59.8	$45.5	$205.0	$190.0
Sun and Skin Care	42.4	34.3	94.1	75.2
Feminine Care	7.6	7.4	17.5	35.5
All Other	6.7	6.1	21.3	21.3
Total segment profit	116.5	93.3	337.9	322.0
General corporate and other expenses	(18.2)	(20.5)	(58.1)	(58.5)
Spin costs (1)	—	(2.8)	—	(12.0)
Restructuring and related costs (2)	(12.8)	(5.8)	(25.6)	(29.4)
Industrial sale charges	—	—	—	(0.2)
Amortization of intangibles	(4.0)	(3.6)	(12.1)	(10.8)
Interest and other expense, net	(16.0)	(26.5)	(42.2)	(55.0)
Total earnings before income taxes	$65.5	$34.1	$199.9	$156.1

(1)
Includes Selling, general and administrative expense ("SG&A") of $2.8 and $11.8 for the third quarter and first nine months of fiscal 2016, respectively, and Cost of products sold of $0.2 for the first nine months of fiscal 2016 related to the separation of the Household Products business in July 2015.

(2)
Includes Cost of products sold of $0.3 and $0.7 for the third quarter and first nine months of fiscal 2017, respectively, and $0.1 for the first nine months of fiscal 2016 associated with obsolescence charges related to the exit of certain non-core product lines as a part of the restructuring.

Note 2 - GAAP to Non-GAAP Reconciliations
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted-average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of share options and restricted stock equivalent awards.
The following table provides a reconciliation of Net earnings and Net earnings per diluted share ("EPS") to Adjusted net earnings and Adjusted EPS, which are Non-GAAP measures.

	Quarter Ended June 30,
	Net Earnings		Diluted EPS
	2017	2016	2017	2016
Net Earnings and Diluted EPS - GAAP (Unaudited)	$54.9	$36.7	$0.95	$0.61
Spin costs (1)	—	2.8	—	0.05
Restructuring and related charges (2)	12.8	5.8	0.23	0.10
Income taxes (3)	(4.0)	(6.1)	(0.07)	(0.10)
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$63.7	$39.2	$1.11	$0.66

Weighted-average shares - Diluted			57.5	59.7

(1)	Includes SG&A of $2.8 for the third quarter of fiscal 2016 related to the separation of the Household Products business in July 2015.

(2)	Includes Cost of products sold of $0.3 for the third quarter of fiscal 2017 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring.

(3)	Includes adjustments to prior years' tax accrual of $3.3 for the third quarter of fiscal 2016.

	Nine Months Ended June 30,
	Net Earnings		Diluted EPS
	2017	2016	2017	2016
Net Earnings and Diluted EPS - GAAP (Unaudited)	$154.1	$126.5	$2.67	$2.11
Spin costs (1)	—	12.0	—	0.20
Restructuring and related charges (2)	25.6	29.4	0.45	0.50
Industrial sale charges	—	0.2	—	—
Income taxes (3)	(8.0)	(17.4)	(0.14)	(0.29)
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$171.7	$150.7	$2.98	$2.52

Weighted-average shares - Diluted			57.7	59.9

(1)	Includes SG&A of $11.8 and Cost of products sold of $0.2 for the first nine months of fiscal 2016 related to the separation of the Household Products business in July 2015.

(2)
Includes Cost of products sold of $0.7 and $0.1 for the first nine months of fiscal 2017 and 2016, respectively, associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring.

(3)	Includes adjustments to prior years' tax accrual of $3.3 for the first nine months of fiscal 2016.

The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended June 30, 2017
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$322.1	$97.5	$65.5	$54.9	$0.95
% of net sales	50.5%	15.3%
Restructuring and related charges (2)	0.3	—	12.8	8.8	0.16
Total Adjusted Non-GAAP	$322.4	$97.5	$78.3	$63.7	$1.11
% of net sales	50.6%	15.3%

Nine Months Ended June 30, 2017
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$859.7	$295.2	$199.9	$154.1	$2.67
% of net sales	49.6%	17.0%
Restructuring and related charges (2)	0.7	—	25.6	17.6	0.31
Total Adjusted Non-GAAP	$860.4	$295.2	$225.5	$171.7	$2.98
% of net sales	49.6%	17.0%

Quarter Ended June 30, 2016
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$311.2	$104.8	$34.1	$36.7	$0.61
% of net sales	48.2%	16.2%
Spin costs	—	2.8	2.8	1.9	0.03
Restructuring and related charges	—	—	5.8	3.9	0.08
Adjustment to prior years' tax accruals	—	—	—	(3.3)	(0.06)
Total Adjusted Non-GAAP	$311.2	$102.0	$42.7	$39.2	$0.66
% of net sales	48.2%	15.8%

Nine Months Ended June 30, 2016
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$849.8	$304.9	$156.1	$126.5	$2.11
% of net sales	48.5%	17.4%
Spin costs	0.2	11.8	12.0	7.6	0.13
Restructuring and related charges (2)	0.1	—	29.4	19.8	0.34
Industrial sale charges	—	—	0.2	0.1	—
Adjustment to prior years' tax accrual	—	—	—	(3.3)	(0.06)
Total Adjusted Non-GAAP	$850.1	$293.1	$197.7	$150.7	$2.52
% of net sales	48.5%	16.7%

(1)	EBIT is defined as Earnings before income taxes.

(2)
Includes Cost of products sold of $0.3 and $0.7 for the third quarter and first nine months of fiscal 2017, respectively, and $0.1 for the first nine months of fiscal 2016 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring.

The following table provides a reconciliation of Earnings before income taxes to adjusted operating income, which is a Non-GAAP measure, for the third quarter and first nine months of fiscal 2017 and 2016:

	Quarter Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
Earnings before income taxes	$65.5	$34.1	$199.9	$156.1
Spin costs (1)	—	2.8	—	12.0
Restructuring and related charges (2)	12.8	5.8	25.6	29.4
Industrial sale charges	—	—	—	0.2
Interest expense associated with debt	17.6	18.3	52.3	53.8
Other (income) expense, net	(1.6)	8.2	(10.1)	1.2
Adjusted operating income	$94.3	$69.2	$267.7	$252.7
% of net sales	14.8%	10.7%	15.4%	14.4%

(1)
Includes SG&A of $2.8 and $11.8 for the third quarter and first nine months of fiscal 2016, respectively, and Costs of products sold of $0.2 for the first nine months of fiscal 2016 related to the separation of the Household Products business in July 2015.

(2)
Includes Cost of products sold of $0.3 and $0.7 for the third quarter and first nine months of fiscal 2017, respectively, and $0.1 for the first nine months of fiscal 2016 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring.

The following table provides a reconciliation of the effective tax rate to the adjusted effective tax rate, which is a Non-GAAP measure:

	Nine Months Ended June 30, 2017			Nine Months Ended June 30, 2016
	Reported	Adjustments (1)	Adjusted (Non-GAAP)	Reported	Adjustments (1)	Adjusted (Non-GAAP)
Earnings before income taxes	$199.9	$25.6	$225.5	$156.1	$41.6	$197.7
Income tax provision	45.8	8.0	53.8	29.6	17.4	47.0
Net earnings	$154.1	$17.6	$171.7	$126.5	$24.2	$150.7

Effective tax rate	22.9%			19.0%
Adjusted effective tax rate			23.9%			23.8%

(1)
Includes adjustments for spin costs, restructuring charges, the sale of the industrial business and the associated tax impact of these charges. See reconciliation of Net earnings to Adjusted net earnings.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via four segments - Wet Shave, Sun and Skin Care, Feminine Care and All Other. The following tables present changes in net sales and segment profit for the third quarter and first nine months of fiscal 2017, as compared to the corresponding periods in fiscal 2016, and provide a reconciliation of organic net sales and organic segment profit to reported amounts.

Net Sales (In millions - Unaudited)
Quarter Ended June 30, 2017

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q3 '16	$364.6		$151.3		$97.1		$32.1		$645.1
Organic	(0.2)	(0.1)%	7.4	4.9%	(10.5)	(10.8)%	(0.4)	(1.3)%	(3.7)	(0.6)%
Impact of acquisition	—	—%	4.0	2.6%	—	—%	—	—%	4.0	0.6%
Impact of currency	(5.9)	(1.6)%	(1.6)	(1.0)%	(0.2)	(0.2)%	(0.2)	(0.6)%	(7.9)	(1.2)%
Net Sales - Q3 '17	$358.5	(1.7)%	$161.1	6.5%	$86.4	(11.0)%	$31.5	(1.9)%	$637.5	(1.2)%

Net Sales (In millions - Unaudited)
Nine Months Ended June 30, 2017

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - FY '16	$1,034.3		$337.3		$281.2		$98.6		$1,751.4
Organic	(15.6)	(1.5)%	24.6	7.3%	(22.5)	(8.0)%	(0.2)	(0.2)%	(13.7)	(0.8)%
Impact of acquisition	—	—%	10.1	3.0%	—	—%	—	—%	10.1	0.6%
Impact of currency	(11.4)	(1.1)%	(2.7)	(0.8)%	—	—%	(0.2)	(0.2)%	(14.3)	(0.8)%
Net Sales - FY '17	$1,007.3	(2.6)%	$369.3	9.5%	$258.7	(8.0)%	$98.2	(0.4)%	$1,733.5	(1.0)%

Segment Profit (In millions - Unaudited)
Quarter Ended June 30, 2017

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q3 '16	$45.5		$34.3		$7.4		$6.1		$93.3
Organic	16.7	36.7%	7.6	22.2%	0.3	4.1%	0.8	13.1%	25.4	27.2%
Impact of acquisition	—	—%	0.9	2.6%	—	—%	—	—%	0.9	1.0%
Impact of currency	(2.4)	(5.3)%	(0.4)	(1.2)%	(0.1)	(1.4)%	(0.2)	(3.3)%	(3.1)	(3.3)%
Segment Profit - Q3 '17	$59.8	31.4%	$42.4	23.6%	$7.6	2.7%	$6.7	9.8%	$116.5	24.9%

Segment Profit (In millions - Unaudited)
Nine Months Ended June 30, 2017

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - FY '16	$190.0		$75.2		$35.5		$21.3		$322.0
Organic	15.9	8.4%	19.2	25.5%	(18.0)	(50.7)%	0.1	0.5%	17.2	5.3%
Impact of acquisition	—	—%	0.8	1.1%	—	—%	—	—%	0.8	0.3%
Impact of currency	(0.9)	(0.5)%	(1.1)	(1.5)%	—	—%	(0.1)	(0.5)%	(2.1)	(0.7)%
Segment Profit - FY '17	$205.0	7.9%	$94.1	25.1%	$17.5	(50.7)%	$21.3	—%	$337.9	4.9%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
Net earnings	$54.9	$36.7	$154.1	$126.5
Income tax provision	10.6	(2.6)	45.8	29.6
Interest expense, net (1)	17.6	21.3	52.3	53.8
Depreciation and amortization	22.5	25.6	71.6	71.4
EBITDA	105.6	81.0	323.8	281.3

Spin costs	—	2.8	—	12.0
Restructuring and related costs (2)	13.7	4.8	24.3	27.2
Industrial sale charges	—	—	—	0.2
Adjusted EBITDA	$119.3	$88.6	$348.1	$320.7

(1)	Interest expense, net for the third quarter and first nine months of fiscal 2016 includes $3.2 and $0.6, respectively, of interest expense recorded in relation to settlements with tax authorities.

(2)
Excludes $(0.9) and $1.0 of accelerated depreciation for the third quarters of fiscal 2017 and 2016, respectively, and $1.3 and $2.2 for the first nine months of fiscal 2017 and 2016, respectively, which are included within Depreciation and amortization.

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS, which is a Non-GAAP measure, included within the Company's outlook for projected fiscal 2017 results:

Adjusted EPS Outlook
Fiscal 2017 GAAP EPS		$3.55 - $3.70

Restructuring and related costs	approx.	$0.50
Income taxes	approx.	$(0.15)

Fiscal 2017 Adjusted EPS Outlook (Non-GAAP)		$3.90 - $4.05

Note 6 - Adjusted Working Capital
Adjusted working capital metrics for the third and second quarters of fiscal 2017 and the fourth quarter of fiscal 2016 are presented below.

	Q3 2017	Days (1)	Q2 2017	Days (1)	Q4 2016	Days (1)
Receivables, as reported	$278.2		$277.2		$275.2
Less: Trade allowance in accrued liabilities (2)	(27.3)		(27.6)		(28.1)
Receivables, adjusted	250.9	39	249.6	39	247.1	38

Inventories, as reported	339.4	105	337.0	103	345.3	105

Accounts payable, as reported	211.6	66	203.2	62	211.4	64

Average adjusted working capital (3)	$378.7		$383.4		$381.0
% of net sales (4)	16.2%		16.3%		16.1%

(1)
Days sales outstanding is calculated using net sales for the trailing four-quarter period. Days in inventory and days payable outstanding are calculated using cost of products sold for the trailing four-quarter period.

(2)	Trade allowances are recorded as a reduction of net sales per GAAP and reported in accrued expenses on the Condensed Consolidated Balance Sheets.

(3)
Adjusted working capital is defined as receivables (less trade allowance in accrued liabilities), plus inventories, less accounts payable. Average adjusted working capital is calculated using an average of the four-quarter end balances for each working capital component as of June 30, 2017, March 31, 2017 and September 30, 2016, respectively.

(4)	Average adjusted working capital divided by trailing four-quarter net sales.